                                                                 EXHIBIT 10.3(a)



                     EXECUTIVE SALARY CONTINUATION AGREEMENT

         The AGREEMENT made and entered into as of the 16th day of February, 1989, by and among FIRST ESSEX SAVINGS BANK, a bank organized and existing under the laws of the Commonwealth of Massachusetts with its principal office in Lawrence, Massachusetts (the "Bank"), FIRST ESSEX BANCORP, INC., a Delaware corporation with its principal place of business in Lawrence, Massachusetts, which is the owner of all of the issued and outstanding capital stock of the Bank (the "Holding Company") (hereinafter collectively referred to with the Bank as the "Corporation") and Leonard A. Wilson of Longmeadow, Massachusetts (hereinafter called the "Executive") is hereby amended and restated as of January 1, 1991.

                                   WITNESSETH:

         WHEREAS, the Executive and is employed by the Bank and the Holding Company in a senior executive capacity; and

         WHEREAS, because of the Executive's experience, knowledge of affairs of the Corporation, and reputation and contacts in the industry, the Corporation deems the Executive's continued employment with the Corporation important for its future growth; and,

         WHEREAS, the Corporation desires to retain the services of the Executive, and the Executive is willing to continue in the service of the Corporation if the Corporation will agree to pay him or his beneficiary certain amounts in accordance with the provisions and conditions hereinafter set forth; and

         WHEREAS, in order to induce the Executive to continue in the employ of the Corporation and in recognition of his past service, the Corporation entered into this Agreement as of February 16, 1989 to provide him certain benefits in accordance with the terms and conditions hereinafter set forth;

         WHEREAS, the parties hereto desire to amend and restate this Agreement as provided herein;

         NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:


                                  Article One.

         1.01. EMPLOYMENT. The Corporation may employ the Executive in such capacity or capacities as the Corporation may from time to time determine. Notwithstanding anything contained herein to the contrary, this Agreement is not an agreement of employment. Nothing herein shall restrict the right of the Executive and the Corporation to enter into a separate agreement concerning the terms and conditions of his employment.

         1.02. The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement. deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of the salary continuation benefits herein contained.

         1.03. ADMINISTRATION. This Agreement shall be administered by the Compensation Committee of the Board of Directors of the Holding Company (the "Compensation Committee"), who shall have the authority to interpret, construe and implement the provisions of this Agreement.


                                  Article Two.

         2.01. NORMAL RETIREMENT BENEFITS. Subject to the conditions and limitations hereinafter set forth, if the Executive shall continue in the employment of the corporation until his sixty-second birthday (hereinafter referred to as "Normal Retirement Date"), he shall be entitled to a Normal Retirement Benefit hereunder commencing on the first day of the month next following his actual retirement and continuing during his lifetime, payable monthly in the annual amount of sixty-five percent (65%) of his Benefit Computation Base (hereinafter defined), reduced by (a) a portion of the Executive's Primary Social Security retirement benefit payable (before earnings reduction) to the Executive or which would be payable determined as a percentage of said benefit equal to two percent (2%) for each full year of service with the Corporation and Shawmut Corporation up to twenty-five (25) years, (b) the annual amount of benefits payable on a single life annuity basis from any qualified pension plan maintained by the Bank (the "Bank's Pension Plan"), and (c) the annual amount of benefits payable on a single life basis from the Shawmut Corporation Supplementary Executive Retirement Plan (the "Shawmut Supplementary Plan"). For the purposes of determining the reduction relating to benefits payable under the Bank's Pension Plan, benefits attributable to contributions by the Executive under such plan shall not be considered.

         2.02. BENEFIT COMPUTATION BASE. The Executive's Benefit Computation Base shall be the amount of compensation, including any bonus, received by the Executive in the calendar year preceding the Executive's termination of employment for which compensation from the Corporation was the highest.

         2.03. ACCRUED BENEFIT. As used herein the term "Accrued Benefit" shall mean the amount to which the Executive would be entitled under Section 2.01 commencing at the Normal Retirement Date except that the Benefit Computation Base shall be determined on the date as of which the Accrued Benefit is to be determined, multiplied by a fraction, the numerator of which is the actual number of months of employment with the Corporation and the denominator of which is the total number of months of employment with the Corporation that the Executive would have completed had he continued employment with the Corporation until his Normal Retirement Date. For this purpose, the Executive's period of employment with the Shawmut Corporation shall be treated as employment with the Corporation. If the Executive terminates employment prior to his Normal Retirement Date, in calculating the Executive's Accrued Benefit, (a) the offset for the Primary Social Security retirement benefit shall be calculated on the basis of the amount projected to be payable at age 62 assuming continued earnings by the Executive at the rate in effect at termination of employment until age 62 and further multiplied by the relevant percentage determined under
Section 2.01; (b) the offset for the Bank's Pension Plan benefit shall be calculated on the basis of the Executive's accrued benefit in said plan upon termination of employment projected to be payable at age 62; and (c) the offset for the Shawmut Supplementary Plan benefit shall be calculated on the basis of the amount projected to be payable at age 62.

         2.04. "ACTUARIAL EQUIVALENT": Actuarial Equivalent shall mean an amount of benefit differing in time and method of payment from the Normal Retirement Benefit provided in Section 2.01, but having the same value. Therefore, any benefit payable other than the Normal Retirement Benefit as stated in Section
2.01 is an Actuarial Equivalent. For all optional forms of payment, Actuarial Equivalent shall be determined using the interest 'and mortality rates as published by the Pension Benefit Guaranty Corporation. The rates to be used shall be those published at the end of the calendar quarter preceding the event on which the Normal Retirement Benefit must be valued: Normal Retirement Date, Early Retirement Date, date of termination of employment, date of disability, or date of death.

         2.05. OPTIONAL FORMS OF PAYMENT. In lieu of the lifetime payments provided in Section 2.01 above, or whenever an Accrued Benefit is payable under this Agreement, the Executive may, with the approval of the Compensation Committee, elect an optional form of annuity payment which shall be the Actuarial Equivalent of such lifetime payments and which (a) may be any optional form, which is available under the terms of the Bank's Pension Plan, or (b) may be any other optional form of payment that is approved by the Compensation Committee.


                                 Article Three.

         3.01. DEATH OF EXECUTIVE WHILE ACTIVELY EMPLOYED. In the event of the death of the Executive while actively employed by the Corporation, the Executive's designated Beneficiary shall receive a death benefit equal to the Actuarial Equivalent of the Executive's Accrued Benefit calculated as of the date of his death. In determining the Actuarial Equivalent value of the Executive's Accrued Benefit, the Compensation Committee shall utilize the mortality and interest rates as prescribed in Section 2.04. Said death benefit shall be payable as a single life annuity and monthly payments under said annuity shall be payable to the Executive's named beneficiary for the life of the beneficiary, commencing on the first day of the month next following the Executive's death. In lieu of said lifetime payments, the beneficiary may, with the approval of the Compensation Committee, elect an optional form of annuity payment which shall be the Actuarial Equivalent of said lifetime payments and which (a) may be any optional form which is available under the terms of any the Bank's Pension Plan or (b) may be any other optional form that is approved by the Compensation Committee at the beneficiary's request. If a beneficiary elects to receive payments under an optional form of payment under this Section 3.01 and dies prior to receiving all benefits available under such optional form of payment, the remaining benefits shall be made to the person or persons named by the beneficiary to receive the benefits payable under such optional form of payment or to the beneficiary's estate if no such person is named. If the Executive is not survived by a named beneficiary, or if the Compensation Committee is in doubt as to the effective status of a beneficiary designation, the death benefit provided by this Section 3.01 shall be payable to the Executive's estate in one lump sum.

         3.02. DESIGNATION OF BENEFICIARY. The Executive shall have the right to designate a primary beneficiary and a secondary beneficiary, entitled to receive the benefits payable under Section 3.01 in the event of his death. Such designation shall be made in writing and delivered to the Compensation Committee. The Executive may change such designation from time to time and may revoke such designation. Notwithstanding the foregoing, the Executive's spouse shall be deemed to be his primary beneficiary, unless he designates a person other than his spouse as his primary beneficiary and the Executive's spouse consents to such designation in writing and the spouse's consent is witnessed by a notary public.

         3.03. DEATH OF EXECUTIVE AFTER COMMENCEMENT OF BENEFITS. Upon the death of the Executive after commencement of any benefits payable under this Agreement, no benefits will be payable to the Executive's beneficiary or any other person pursuant to this Agreement unless an optional form of payment providing for such payment is in effect under Section 2.05.

         3.04. DEATH BENEFIT INAPPLICABLE. No death benefit shall be payable hereunder if the Executive's death occurs within twenty-five months of the date of this Agreement by reason of his suicide, or if the Executive has made any untrue statement with respect to any personal or financial information that the Compensation Committee may require from the Executive in order to carry out the terms of this Agreement.


                                  Article Four.

         4.01. DISABILITY PRIOR TO RETIREMENT. In the event the Compensation Committee shall determine, on the basis of such medical evidence as it may reasonably require, that prior to his fifty-fifth birthday, the Executive has become disabled, mentally or physically, such that, he is prevented from performing all the material aspects of his duties, the Corporation will pay to the Executive from the date of such determination, in monthly payments, an annual amount equal to sixty percent (60%) of his salary at the time he became disabled until such time as he is no longer so disabled. Said disability benefits under this Section 4.01 shall be reduced by the amount of payments made to or on behalf of the Executive as a result of any disability insurance policies paid for by the Corporation and the amount of salary or money paid to the Executive during such disability for any subsequent employment or self-employment of the Executive. The Executive shall be considered to be no longer disabled at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed at the date of disability.

         4.02. The benefits provided herein for disability shall terminate in any event on the Executive's sixty- second birthday, Upon the attainment of his Normal Retirement Date, the Executive shall commence receiving payment of his Accrued Benefit determined as of the date of the disability. The Accrued Benefit shall be paid in the form of a single life annuity or any other form provided in
Section 2.05.

         4.03. However, in the event the Executive returns to work with the Corporation after receiving disability -benefits, this Agreement shall continue in full force and effect as though such disability had not occurred.


                                  Article Five.

         5.01. TERMINATION OF EMPLOYMENT. If the Executive's employment with the Corporation is terminated, whether' voluntary or involuntary, for any reason other than as provided in Section 2.01, 4.01 or 5.02 or for cause in accordance with any employment agreement between the Executive and the Corporation, the Executive shall be entitled to an annual benefit payable monthly commencing at his Normal Retirement Date and continuing for his lifetime which shall be his Accrued Benefit as of the date of his termination.

         5.02. EARLY RETIREMENT. In the event that the Executive voluntarily terminates his employment with the Corporation for reasons other than death prior to his Normal Retirement Date but after the attainment of his fifty-fifth birthday, the Executive shall be entitled to an annual benefit, payable monthly, commencing on his Normal Retirement Date and continuing for his lifetime which shall be his Accrued Benefit as of the date of his termination of employment.

         5.03. EARLY COMMENCEMENT OF BENEFITS. At the election of the Compensation Committee, the retirement benefit payable to the Executive under the provisions of Section 5.02 may commence at any time after the Executive's termination of employment but prior to the Executive's Normal Retirement Date ("Early Retirement Date"). In the event of commencement of benefits prior to the Executive's Normal Retirement Date, the offset for such benefits will not take place until the earliest time at which eligibility occurs. The monthly benefit payable on the Executive's Early Retirement Date shall be the Actuarial Equivalent of the Accrued Benefit earned as of the Executive's Early Retirement Date.

         5.04. PAYMENT. Benefits payable under this Article Five may be paid in the manner provided in Section 2.04.


                                  Article Six.

         6.01. NON-COMPETITION. In the event that the Executive is entitled to receive benefits pursuant to this Agreement, then during the period from the date of the termination of the Executive's full-time employment with the Corporation until all of the benefits to which the Executive is entitled under the Agreement have been paid, the Executive shall not directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, or through any individual, corporation, association, partnership, estate, trust, or any other entity or organization, compete in the Bank's market area (defined as all cities and towns in which the Bank or an affiliate has an office or a branch on the date of termination and all areas within a ten mile radius of each such office and branch) with the banking or any other business conducted by the Corporation during the course of his employment, nor will he attempt to hire any employee of the Corporation, assist in such hiring by any other person or entity, encourage any such employee to terminate his or her relationship with the Corporation, or solicit or encourage any customer of the Corporation to terminate his relationship with the Corporation or to conduct with any other person or entity any business or activity which such customer conducts or could conduct with the Corporation.


                                 Article Seven.

         7.01. ALIENABILITY. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

                                 Article Eight.

         8.01. PARTICIPATION IN OTHER PLANS. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or similar employee plans which the Corporation has or may hereafter have.

                                  Article Nine.

         9.01. FUNDING. The rights of the Executive and any other person or persons entitled to benefits hereunder shall be limited to those of a general creditor of the Corporation. The Corporation reserves the absolute right at its sole and exclusive discretion to insure or otherwise provide for the obligations of the corporation undertaken by this Agreement or to refrain from same, and to determine the extent, nature and mood thereof. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, including but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

         9.02. If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary, and generally cooperate with the Corporation in securing such policy. Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

                                  Article Ten.

         10.01. REORGANIZATION. If the Corporation merges or consolidates into or with another corporation, or reorganizes, or sells substantially all of its assets to another corporation, firm, or person, such succeeding or continuing corporation, firm or person shall assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor or survivor Corporation.

                                 Article Eleven.

         11.01. BENEFITS AND BURDENS. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to all or substantially all of its assets and business without regard to the form of such succession.

                                 Article Twelve.

         12.01. COMMUNICATIONS. Any notice or communication required of any party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail, as the case may be:

         To the Corporation:

         First Essex Bancorp, Inc.
         296 Essex Street
         Lawrence, MA 01840
         Attention: Compensation Committee

         To the Executive:

         Leonard A. Wilson
         484 Inverness Lane
         Longmeadow, MA 01106

Each party shall have the right by written notice to change the place to which any notice may be addressed.

                                Article Thirteen.

         13.01. CLAIMS PROCEDURE. In the event that benefits under this Agreement are not paid to the Executive (or his legal representative or beneficiary in the case of the Executive's death or legal incapacity), and the Executive or such person feels entitled to receive said benefits, a claim shall be made in writing therefor to the Compensation Committee. Such claim shall be reviewed by the Compensation Committee. If the claim is approved or denied, in full or in part, the Compensation Committee shall provide a written notice of approval or denial within sixty (60) days of receipt of the claim setting forth the specific reason for denial, citing specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to properly inform the Executive, his legal representative or beneficiary. Such written notice from the Compensation Committee shall indicate the steps to be taken if a review of the denial is desired. A claim shall be deemed denied if the Compensation Committee does not take action within the aforesaid sixty (60) day period. If a claim is denied and a review is desired, the Executive (or his aforesaid legal representative or beneficiary), shall notify the Compensation Committee in writing within twenty (20) days of the receipt of said denial or within twenty (20) days after the expiration of the 60 days of filing the claim, if there is no action taken by the Compensation Committee requesting such further review. In requesting such review, the Executive (or his legal representative or beneficiary), may refer to this Agreement or any document or documents relating to it and submit any written issues and comments he or she may feel appropriate. The Compensation Committee shall again review the claim and provide a written decision within sixty (60) days of the receipt of the request for subsequent review stating the specific reasons for the decision and which shall include reference to specific provisions of this Agreement on which the decision is based. (The claim shall be deemed denied again if the Compensation Committee does not take such action within the aforesaid sixty (60) day period).

         13.02. Any decision of the Compensation Committee shall not be binding on the Executive, his legal representative, or beneficiary without their written consent thereto. If the Executive, his legal representative or beneficiary shall not so consent in writing thereto, then they shall be at liberty thereafter to take said further action as the Executive, his legal representative or any beneficiary shall deem necessary to preserve their claim.

                                Article Fourteen.

         14.01. AMENDMENTS TO THIS AGREEMENT. This instrument may be altered or amended only by a written agreement signed by the parties hereto.

         14.02. JURISDICTION. The terms and conditions of this Agreement are governed by and are to be construed under the laws of the Commonwealth of Massachusetts.

         14.03. GENDER. Any reference to this Agreement to the masculine shall be deemed to include the feminine.

         IN WITNESS WHEREOF, First Essex Bancorp, Inc. and First Essex Savings Bank have caused this Agreement to be duly executed by their duly authorized officers and their Corporate Seals affixed, duly attested, and the Executive has hereunto set his hand and seal this 24th day of January 1992.

                                      FIRST ESSEX SAVINGS BANK


                                      By:
                                         --------------------------------------
                                             Title

                                      Attest:
                                             ----------------------------------


                                      FIRST ESSEX BANCORP, INC.


                                      By:
                                         --------------------------------------
                                             Title

                                      Attest:
                                             ----------------------------------


                                      -----------------------------------------
                                      LEONARD A. WILSON